Exhibit 10.83

Date:	October 22, 2018

To:	Mr. Donald M. Panter

Position:	Executive Vice President – Americas

Thank you for your interest in employment with S&W Seed Company. Please accept this letter as our offer of at- will employment. The following summarizes the current terms and conditions of employment that are being offered at this time. Other conditions and policies that currently exist are spelled out in the Employee Handbook.

The Executive Vice President – Americas position is full-time and an at-will position, reporting to Mark Wong, President and CEO of S&W Seed Company. Compensation for this position is $260,000 per year, with a 100% of compensation bonus target, and 75,000 stock options. All bonus awards would be based on defined goals and would be paid 50% in cash, 25% in RSU and 25% in common stock options. Additional terms of this offer letter are attached as Schedule 1.

In addition, the following is a brief recap of the benefit package:

Health and Welfare –S&W Seed Company currently offers a choice of two PPO plans for medical with Blue Shield covering you and any eligible dependents. Dental is provided through Guardian, there is optional vision coverage through Vision Service Plan (VSP), and Life Insurance through AXA. These Health & Welfare benefits are offered for you and any eligible dependents beginning the first of the month following date of employment. The employee contribution for these benefits is outlined in the S&W Seed Company Employee Benefits booklet as attached. Should you wish to opt out of the medical benefits, S&W Seed Company will provide you with a monthly opt out payment of $250 in compensation. A full recap of these benefits can be found in the S&W Seed Company Employee Benefit Booklet provided with this offer letter.

Pension–After one year of employment, S&W Seed Company offers a 401(k) plan administered by Ascensus/Vanguard. This 401(k) plan includes an employer dollar for dollar match up to 4% of your compensation up to IRS maximums. After enrollment, you may also make pre-tax or after-tax contributions to the 401(k) plan up to IRS maximums.

Vacation – 30 days per year.

Holidays–S&W Seed Company currently provides 9 (nine) paid holidays as set forth in the Employee Handbook.

As an employee, you will be required to read and sign the Employee Handbook, a copy of which is provided with this offer letter, and other standalone company policies, and to strictly adhere to these policies.

Also, be advised that by agreeing to this offer of employment with S&W Seed Company, you are agreeing to sign our Mutual Arbitration of Disputes Agreement, whereby both the employee and employer mutually agree that arbitration shall be the exclusive and binding remedy to resolve any controversy, claim, dispute, or employment dispute between them.

At S&W Seed Company we greatly value our ability to work directly with employees in an environment of trust, respect and integrity in all of our relationships and maintain an open-door policy in which to foster a mutually respectful working relationship.

Neither this letter nor the Employee Handbook is intended as a contract of employment and does not provide in detail all of the Company’s policies. S&W Seed Company retains the sole right to revise, modify, delete or add to any and all policies, procedures, work rules or benefits stated in this letter and the Employee Handbook, or any other document, except for the policy of at-will employment. Employment at S&W Seed Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the Company or the employee.

We extend our best wishes to you for a pleasant and successful future with S&W Seed Company. Should you have any questions about this job offer or any of the Company’s policies, benefits or procedures, please contact Holly Misenhimer, Global Director Human Resources at hollymisenhimer@swseedco.com or via phone at 559- 799-7388.

I have read and agree to the terms and conditions above:

S&W SEED COMPANY

Mark Wong

President & Chief Executive Officer

Attachments:	Mutual Arbitration of Disputes Agreement
Employee Handbook
S&W Employee Benefit Booklet

ACCEPTANCE:
Acceptance Deadline:	October 26, 2018
Starting Date:	October 29, 2018

/s/ Donald M. Panter	10/26/2018
Donald M. Panter	Date

SCHEDULE 1 – Additional Terms of Offer of Employment Letter – Don Panter

October 22, 2018

Start Date		• Start Date – October 29, 2018

Employee Benefits Package		• Generous Employee Benefits Package per Attached Employee Benefit Booklet, including: • Health (Medical, Dental, Vision, ADD, STD, LTD) Insurance • 401K Match • Life Insurance

Relocation	Office Location	• Boulder, CO • Employee Domicile Location must be within fifty (50) miles of Office Location

	Last date to relocate	• 12 months from Start Date; after 12 months, Company relocation benefits expire

Moving Expenses included

•   Packing and moving all household goods from Ponte Vedra, FL to Domicile Location

•   Professional transportation of up to two vehicles

•   Storage of household goods for up to 12 months

•   Direct expenses incurred during actual move from Ponte Vedra, FL to Domicile Location

	Moving Expense Cap $	• Not to exceed (NTE) $30K

	House hunting trips	• Up to two trips from Ponte Vedra, FL to Denver, CO for employee and spouse

Temporary Housing

•   Actual costs to move from Ponte Vedra, FL into temporary housing

•   Up to 12 months from Start Date; furnished 2 BR apartment NTE $3,000.00 per month. Other covered expenses will include utilities, Internet / Cable access, renter’s insurance premiums NTE $500.00 per month.

	Ponte Vedra, FL Home Sale	• Realtor fees NTE 6% sale price or $40K • Customary Seller closing costs

/s/ DMP – 10/26/18 1.

	Gross-up	• All relocation reimbursements will be “grossed up” to account for fringe benefit personal income tax withholdings

	Relocation Benefit Payback requirement	• 75% if employee leaves the company w/in 12 months of Start Date “Without Good Reason” • 25% if employee leaves the company between 12-24 months from Start Date “Without Good Reason”

Reporting	Report to	• President & Chief Executive Officer

Compensation	Salary + Bonus	• As offered; $260K Base Salary + 100% of Base Salary Annual Bonus Opportunity

	1st Year Bonus Guarantee	• 50% of Bonus Ounity guaranteed and 50% paid in cash ($130,000)

Severance Package	Without cause	• 1.0x (annual Base Salary + 100% annual Bonus Opportunity at time of separation) • 100% Company Health Insurance premiums for 12 months after separation

	A liquidity event comprising of effective control of 90% of equity in S&W Seed Company	• 1.5x (annual Base Salary + 100% annual Bonus Opportunity at time of separation) • 100% Company Health Insurance premiums for 18 months after separation

/s/ DMP – 10/26/18 2.

MUTUAL ARBITRATION OF DISPUTES AGREEMENT

This Mutual Agreement to Arbitrate Claims (“Agreement”) is entered into by and between S&W Seed Company (“Employer”) and Donald M. Panter (“Employee”), effective on the date executed below.

1.    In consideration of Employee’s employment with Employer, Employee and Employer mutually agree that any controversy, claim, dispute, or employment dispute arising out of Employee’s employment or its termination, whether based on contract, statute or common law, between or among Employee and Employer, including Employer’s agents, officers, directors, and/or shareholders, shall be determined by final and binding arbitration, except disputes or claims mentioned in paragraph 3 below. Nothing in this Agreement is in any way intended or should be construed to change the at-will employment relationship between Employee and Employer as set forth in Employer’s Company Handbook.

2.    This Agreement shall apply to all claims or controversies arising out of Employee’s employment or its termination (collectively, the “Claims”) that either party may have against the other, including Employer’s parent, subsidiaries, or affiliates or any of their officers, directors, shareholders, representatives, attorneys, agents, or assigns in their capacity as such or otherwise. The Claims covered by this provision include, without limitation, claims arising out of contract law (which includes, but is not limited to, any claims for breach of contract—employment or otherwise—and breach of fiduciary duty), tort law (which includes, but is not limited to, any claims for intentional or negligent infliction of emotional distress, defamation, libel, slander, conversion, tortious interference with contract, tortious interference with business relations, disparagement of business reputation), common law, wrongful discharge law (which includes, but is not limited to, any claims for wrongful discharge or termination, constructive discharge, retaliatory discharge), privacy rights, statutory protections, constitutional protections, wage and hour law, conspiracy, fraud, negligent misrepresentation, California Labor Code protections (which includes, but is not limited to, any claims for unpaid salary or wages, severance, accrued vacation or sick pay, bonuses or any other type of compensation), the California Fair Employment and Housing Act (which includes claims for discrimination or harassment on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, religious creed, sex, pregnancy, sexual orientation, or any other protected class), any similar state discrimination law, any claims within any division of the California Department of Industrial Relations, any claim, demand or cause of action arising under any provision of the California Labor Code or California Government Code, the California Family Rights Act, and any other similar State Codes as provided for in the States in which S&W Seed Company conducts business in or in which the Employee resides, the federal Family and Medical Leave Act, the federal Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Labor Management Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, claims for benefits (except when a benefit or pension plan specifies that its claims procedures shall culminate in an arbitration procedure different from this one), claims based on a violation of public policy, claims for violations of common law, and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. Employee’s consent to this Agreement includes a waiver by Employee of Employee’s right to a hearing before the Labor Commissioner (Berman hearing).

a.    This Agreement shall not apply to any action brought pursuant to the Labor Code Private Attorneys General Act of 2004 (Labor Code § 2699 et seq.), except for any such claims that may be compelled to arbitration under California law. If any action is composed of claims or causes of actions arising from the Labor Code Private Attorneys General Act of 2004 (i.e. “PAGA Claims”) and other laws, the Parties hereby agree that, pursuant to California Civil Code § 1281.4, the judicial resolution of the PAGA Claims that are not subject to arbitration shall be stayed until the resolution of all claims or causes of actions that are arbitrable pursuant to this Agreement.

3.    The only disputes or claims that are not subject to this Mutual Arbitration of Disputes Agreement are: a) any claim by Employee for workers’ compensation or state unemployment benefits; b) disputes arbitrable under a collective bargaining agreement or covered by the National Labor Relations Act; and c) any claim by Employee for benefits under an Employer plan, which provides for its own arbitration procedure. Each party has the right to go to court to seek an injunction or similar equitable relief, as provided by Code of Civil Procedure section 1281.8(b).

4.    The Parties understand that, by this Agreement, they are waiving their rights to have a Claim adjudicated by a court or jury. The Parties understand and agree that, by this Agreement and to the extent permissible by law, they are waiving any right to join or consolidate claims in arbitration or in any court with others or to make claims in arbitration or in any court as a representative or as a member of a class, unless such procedures are agreed to by both Parties. Should this provision be held to be unenforceable for any reason, Employee and Employer agree that any consolidated action shall proceed via arbitration. Any determination that this provision is unenforceable shall in no way act to invalidate the remainder of this Agreement, and will apply solely to that dispute pursuant to which a determination of unenforceability is rendered.

5.    This arbitration provision shall provide the exclusive remedy and each party expressly waives any right he, she or it might have to seek redress in any other forum, except as otherwise specified herein. The arbitration shall be conducted as follows:

a.    The arbitration shall be conducted in Fresno, California and in accordance with the California Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Any decision or award or order of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the fullest extent permitted by law, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The American Arbitration Association Rules can be found at www.adr.org. In addition, you may request a copy from your supervisor or any member of management.

b.    There shall be a single neutral arbitrator, who is selected in accordance with the Rules and who is licensed to practice law in California. The arbitrator shall apply the substantive law of California, or federal law, or both, as applicable to the Claim asserted. Each party shall have the right to conduct discovery. Such discovery shall be limited to disclosure of relevant documents and production of the personnel file, upon request, with each party under a continuing obligation to supplement its initial disclosure. Further, each party is limited to twenty (20) interrogatories and three (3) depositions. On request of any party and a showing of substantial need, the arbitrator may allow additional discovery if it is not unduly burdensome and will not unduly delay the conclusion of the arbitration.

c.    The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear an arbitration as a class or collective action (a class or collective action involves an arbitration or lawsuit where representative members of a large group who claim to share a common interest seek relief on behalf of the group).

d.    The arbitration (including the hearing and record of the proceeding) shall be confidential and not open to the public unless the parties agree otherwise, or as appropriate in any subsequent proceeding between the parties, or as otherwise may be appropriate in response to governmental or legal process.

e.    The arbitrator shall have the exclusive authority to resolve any dispute relating to the formation, interpretation, applicability, or enforceability of this Agreement, including, without limitation, any Claim that all or any part of this Agreement is void or voidable. The arbitrator’s decision shall be in writing. In the Arbitrator’s discretion, the decision may include findings of fact and conclusions of law. The decision shall be final and binding on the parties.

f.    The arbitrator shall award only those remedies which are: authorized by law and requested by the parties and which the arbitrator determines to be supported by credible, relevant evidence.

g.    Unless otherwise provided by law, the parties will be responsible for their own attorneys’ fees and expenses. Nothing in this Agreement is to be construed as limiting either Party’s ability to recover attorneys’ fees and expenses when specifically authorized by statute or contract. The costs of the arbitrator will be paid by the Employer. The party who initiates arbitration will pay the filing fee, if any, charged by the American Arbitration Association. However, the amount of any filing fee the Employee is required to pay shall not exceed filing fees charged by state or federal courts for the county where the arbitration will be held.

6.    In the event that one or more of the provisions contained herein should for any reason be held to be unlawful or unenforceable, such provisions shall be severed from the Agreement and any unlawfulness or unenforceability shall not affect any other provision, and the procedures set forth herein. This Agreement is the complete agreement of the parties relating to the arbitration of disputes. This agreement supersedes all previous oral, written or implied understanding about the subject matter of this agreement. This agreement cannot be changed without the specific signed, written consent of both parties and shall remain in force should Employee’s employment terminate. Notwithstanding any other provision of this agreement, to give maximum effect to this agreement, if necessary, the court or arbitrator shall reform the agreement to the extent necessary to comply with the applicable law.

7.    Employee may withdraw his or her consent to this Agreement within thirty (30) days from the date on which he or she signs below by notifying Employer, in writing. This notification must be sent via US certified mail, return receipt to the attention of Holly Misenhimer, 106 K Street, Suite 300, Sacramento, CA 95814. Employee will be reimbursed for the cost of such mailing upon presentation of a genuine receipt of cost of mailing.

8.    Employee understands that if he or she signs the Agreement and does not withdraw his or her consent to this Agreement within thirty (30) days of signing it, he or she will be required to arbitrate, as explained above, employment-related claims that he or she may have against Employer.

NOTICE: BY SIGNING IN THE SPACE BELOW, THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ABOVE ARBITRATION OF DISPUTES POLICY DECIDED BY BINDING ARBITRATION AS PROVIDED BY FEDERAL LAW AND THEY ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING IN THE SPACE BELOW, THEY ARE GIVING UP THEIR RIGHTS TO JUDICIAL ADJUDICATION OF THEIR CLAIMS. THIS MUTUAL ARBITRATION OF DISPUTES AGREEMENT IS ENTERED INTO KNOWINGLY AND VOLUNTARY BY THE PARTIES HERETO. YOU MAY WISH TO SEEK LEGAL ADVICE BEFORE SIGNING THIS DISPUTE RESOLUTION AGREEMENT.

EMPLOYEE HAS READ AND UNDERSTANDS THAT FINAL AND BINDING ARBITRATION WILL BE THE SOLE AND EXCLUSIVE REMEDY FOR ANY SUCH CLAIM OR DISPUTE AGAINST EMPLOYER AND THAT, BY AGREEING TO USE ARBITRATION TO RESOLVE MY DISPUTE, BOTH EMPLOYER AND I AGREE TO FOREGO ANY RIGHT WE EACH MAY HAVE HAD TO A JURY TRIAL ON ISSUES COVERED BY THIS AGREEMENT, AND FOREGO ANY RIGHT TO BRING CLAIMS ON A REPRESENTATIVE OR A CLASS MEMBER BASIS.

EMPLOYER	EMPLOYEE
S&W Seed Company

Date	October 26, 2018	Date	October 26, 2018

By	/s/ Mark Wong	Signature	/s/ Donald M. Panter

Title	President and Chief Executive Officer	Print Name	Donald M. Panter

		Witness	/s/ Janet Panter